CUSIP NO. 21075N204	Page 8 of 8

EXHIBIT 99.2 TO SCHEDULE 13D/A

The following schedule lists all transactions in shares of common stock of Contango Oil & Gas Inc. by the Reporting Persons during the period beginning with the first transaction after the most recent transaction reported by the Reporting Persons on their most recent filing on Schedule 13D dated April 16, 2009, and ending on June 4, 2009, the date of the event giving rise to this filing.  All of the transactions were effected through one or more brokers in the ordinary course of business, as principal, in the open market on the American and/or other stock exchanges, or in over-the-counter transactions.

Trade Date	Transaction Type	Quantity	Price*
4/8/2009	SALE	1800	38.5367
4/8/2009	SALE	1200	38.5367
4/9/2009	SALE	660	40.0491
4/9/2009	SALE	440	40.0491
4/27/2009	SALE	42780	36.7540
4/27/2009	SALE	28520	36.7540
4/28/2009	SALE	45000	36.3181
4/28/2009	SALE	30000	36.3181
6/4/2009	SALE	8400	48.1422
6/4/2009	SALE	5600	48.1422

*  Exclusive of any commissions or transaction costs.